Exhibit 99.1

Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Director Investor Relations (202) 346-6394 rsimonelli@costar.com

CoStar Group to Acquire Apartments.com
Transaction will create online leader in commercial real estate’s $2 trillion multifamily asset class by combining CoStar Group’s leading information solutions with Apartments.com’s leading marketplace

CoStar’s management to hold conference call at 8:30 a.m. today to discuss the acquisition

WASHINGTON, DC – March 3, 2014 – CoStar Group, Inc. (NASDAQ: CSGP), the leading provider of commercial real estate information, analytics and marketplaces, today announced it has signed an agreement to acquire Apartments.com (“Apartments”), a division of Classified Ventures, LLC, for $585 million in cash.  Apartments is a premier online apartment rentals resource for renters, property managers and owners. The boards of directors of CoStar Group, Inc. and Classified Ventures, LLC have unanimously approved the transaction, which is expected to close in the second quarter of 2014.

In 2013, Apartments had unaudited revenue of approximately $86 million and unaudited adjusted EBITDA of $28 million, for an adjusted EBITDA margin of approximately 33%. CoStar Group expects annual synergies of approximately $20 million from cross-selling and cost efficiencies over the 24 months following the close of the transaction. The Company achieved strong synergies from its LoopNet acquisition.

Apartments provides a national, online resource that matches apartment seekers with great apartments. In addition to Apartments, the business operates ApartmentHomeLiving.com and RentalHomesPlus.com. In 2013, the three sites generated 114 million visits and an average of 7 million unique monthly visitors.

“In much the same way LoopNet revolutionized how owners and brokers market the commercial real estate sectors of office, industrial and retail, Apartments has transformed the way owners and property managers market their commercial real estate’s apartment buildings, moving them from the classified ads section of Classified Ventures owners’ newspapers to more effective online advertising,” stated CoStar Group Founder & Chief Executive Officer Andrew C. Florance. Apartments customers receive cost effective, targeted marketing solutions that effectively drive measurable exposure, high-quality traffic and leads to their businesses.

“Apartments is one of the most widely recognized online apartment rental brands in the United States and is a leading advertising destination for professional management companies and building owners,” Florance said. According to a recent study conducted by the firm, 95% of U.S. apartment owners are familiar with the Apartments brand.

Florance stated, “Over the past two decades, CoStar Group has built what we believe is the most comprehensive information source covering U.S. apartment buildings. CoStar Group collects details such as availabilities, rents, key contacts, comparable sales, photographs, building characteristics and other details on hundreds of thousands of apartment buildings. We believe that we have collected information on five times as many buildings as any other commercial real estate information provider.”

According to Florance, CoStar’s comprehensive database will add richer content to Apartments, thereby building a better consumer experience and driving more consumer traffic and ultimately more leads for customers. In addition, Florance believes owners and property managers using Apartments will find CoStar’s multifamily information and analytics solutions valuable for their own understanding of critical market dynamics. “We also believe CoStar’s huge database of apartment owners and managers can be a valuable source of new leads for the Apartments sales force,” he added.

Apartments has 140 sales professionals, including 75 advertising field representatives located across the United States. “The Apartments sales force gives us a robust advertising field sales force that we believe when combined with our existing sales team, will be invaluable in selling advertising solutions for both Apartments and LoopNet thereby further accelerating LoopNet’s revenue growth.”

CoStar Group’s existing marketplaces are leaders in their respective verticals. LoopNet, CityFeet and Showcase attract over 5 million monthly unique visitors and are the number 1, 2 and 3 most trafficked sites for commercial real estate in the United States. LandsofAmerica and LandAndFarm provide a marketplace for rural land and farm properties and are the number 1 and 3 sites by revenue, respectively, drawing 1.7 million unique monthly visitors in aggregate. BizBuySell and BizQuest are the leading marketplaces for small businesses for sale, and in the aggregate have over 1 million unique monthly visitors and are the number 1 and 2 business for sale sites by traffic.

“We intend to draw on our deep experience with all of these marketplaces and leverage our management, technology, sales, and marketing expertise to make this acquisition a success,” Florance stated. “We are confident that CoStar Group’s proven real estate technology capabilities will help Apartments build the industry’s most compelling apartment rental destination on the web. Conversely, we also expect that CoStar’s multifamily information and analytics solutions will strengthen as we gain valuable demand side data from Apartments.”

“I am looking forward to working with the great team at Apartments and welcome them to the CoStar family,” said Florance. “We are all dedicated to building and growing commercial real estate’s premier online Apartment platform and strengthening CoStar’s leadership position in the $2 trillion U.S. multifamily asset class.”

Additional Transaction Details
CoStar Group has received a financing commitment letter from JPMorgan Chase Bank, N.A., Bank of America Merrill Lynch, SunTrust Bank, and Wells Fargo Bank, National Association for a fully committed term loan of $400 million and a $225 million revolving credit facility, each with a term of five years at an initial interest rate of LIBOR +2%, which will be available, together with cash on hand, to fund the acquisition, refinance the Company's existing debt and finance the ongoing working capital needs of the Company and its subsidiaries following the transaction.

The transaction is subject to customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and is not subject to a financing condition.

CoStar Group is not currently in a position to estimate with certainty the full financial impact the proposed accretive acquisition will have on its operations but plans to provide more comprehensive information and combined 2014 guidance after the acquisition closes.

Non-GAAP Metrics
The following describes the non-GAAP financial measures presented in this release with respect to the Apartments business. These financial measures are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP.

Apartments EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Apartments business before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Apartments adjusted EBITDA is a non-GAAP financial measure that represents Apartments EBITDA before (i) stock-based compensation expense, including expense related to the Apartments long-term incentive plan and share appreciation rights plan, and (ii) acquisition-related costs.

Apartments.com
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in millions)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

For the Twelve Months
Ended December 31,
2013

Net income	$24.2
Depreciation and other amortization	1.4
EBITDA	$25.6
Stock based compensation expense	1.4
Acquisition and integration related costs	1.4
Adjusted EBITDA	$28.4

Conference Call
Management will conduct a conference call to discuss the acquisition today, March 3, 2014, at 8:30 a.m. EST. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1096 (from the United States and Canada) or (612) 288-0337 (from all other countries) and refer to conference code 321061. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 321061. The webcast replay will also be available in the Investors section of CoStar Group's web site for a period of time following the call

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is the leading provider of commercial real estate information, analytics and marketplaces. Founded in 1987, CoStar Group conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 8 million registered members. CoStar Group operates websites that have over 8 million unique monthly visitors in aggregate. Headquartered in Washington, DC, CoStar Group maintains offices throughout the U.S. and in Europe with a staff of approximately 2,000 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's financial expectations, the Company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that synergies from the acquisition of Apartments, including as a result of cross-selling and cost efficiencies, will not be as expected, occur within the expected timeframe or drive revenue and earnings growth as expected; the risk that the combination of CoStar Group’s database with Apartments marketplace does not result in a better consumer experience and generate more consumer traffic and leads for Apartments customers; the risk that cross-selling CoStar Group’s information and analytic solutions to owners and property managers using Apartments does not result in expected revenue growth; the risk that the leads from CoStar Group’s database of apartment owners and managers does not result in expected revenue growth; the risk that the combination of CoStar Group’s and Apartments sales teams does not result in expected revenue growth, including acceleration of LoopNet’s revenue growth; the risk that the combination of the technology capabilities of both entities does not result in an enhanced web experience; the possibility that the additional demand side data of Apartments does not enable CoStar Group to provide more valuable multifamily information and analytics solutions; the risk that the combination and integration of Apartments will disrupt CoStar Group’s operations or result in the loss of customers or key employees; and the risk that the businesses of Apartments and CoStar Group may not be combined successfully or in a timely and cost-efficient manner. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar Group’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC, including in the “Risk Factors” section of that filing, and the Company’s other filings with the SEC available at the SEC’s website (www.sec.gov). CoStar Group assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.